EXHIBIT 10.179
LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
WORKMEN’S COMPENSATION AND GENERAL LIABILITY
EIGHTH EXCESS OF LOSS REINSURANCE CONTRACT
Effective: December 18, 1974

WORKMEN’S COMPENSATION AND GENERAL LIABILITY
EIGHTH EXCESS OF LOSS REINSURANCE CONTRACT
issued to
LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
BOSTON, MASSACHUSETTS
(hereinafter referred to as the “Company”)
by
AMERICAN UNION INSURANCE COMPANY OF NEW YORK
INDIANAPOLIS, INDIANA
(hereinafter referred to, with others, as the “Reinsurer”)
Under the terms of this Contract the above Reinsurer agrees to assume a 15.00% share
of the Liability described in the attached Contract, including Exhibits A and B, and, as consideration, the Reinsurer shall receive a 15.00% share of the premium named therein.

LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
WORKMEN’S COMPENSATION AND GENERAL LIABILITY
EIGHTH EXCESS OF LOSS REINSURANCE CONTRACT
PREAMBLE
The Reinsurer hereby reinsures the Company to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth.
ARTICLE 1 — EXHIBITS COVERED
The Company shall reinsure with the Reinsurer and the Reinsurer shall accept reinsurance from the Company as set forth in Exhibits “A” and “B”, which are attached hereto and made part of this Contract, such Exhibits being entitled for purposes of identification as follows:
Exhibit “A” Excess of Loss Reinsurance of General Liability.
Exhibit “B” Excess of Loss Reinsurance of Workmen’s Compensation.
ARTICLE 2 — RETENTION BY COMPANY
This Contract applies only to such portion of any obligation of the Company as the Company retains net for its own account, and in calculating the amount of any loss hereunder and in computing the amount in excess of which this Contract attaches only loss or losses in respect to that portion of any obligation which the Company retains net for its own account shall be included.
It is agreed that the amount or amounts of the Reinsurer’s liability hereunder in respect of any losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer whether specific or general, any amount or amounts which may have become due from them whether such inability arises from the insolvency of such other reinsurance or otherwise.
ARTICLE 3 — REINSURANCE PREMIUM
(a)	The Reinsurer’s premium for the reinsurance provided under this Contract shall be a flat annual premium of $20,000 for the combined Eighth Excess of Loss layers provided for under Exhibits “A” and “B”.

(b)	The Reinsurer’s annual premium as provided above shall be payable to the Reinsurers in advance by January 10th of each year.

(c)	In addition to the premium stated above, additional premiums shall be paid under the following circumstances;

In the event that the Company insured through pools or assigned risk plans risks of the character described in sub-divisions 3, 4 and 5 of paragraph B of Section 4 of Exhibit “B”, additional premium, if any, shall be determined upon submission of underwriting data to the Reinsurers. As soon as practicable after such time as the fact of insurance of an occupation, employment or risk listed in Paragraph B of Section 4 of Exhibit “B” is disclosed to the Company, the Company shall notify the Reinsurers and will provide sufficient underwriting data so as to permit the application of the commensurate reinsurance rate or premium from inception of such hazardous risk.

It is understood that failure on the part of the Company to comply with this requirement due to oversight or error shall not prejudice the reinsurance provided by this Contract. The Company shall, however, as soon as such oversight or error comes to its attention, take prompt steps to contact the Reinsurers and proceed to the correction of the oversight or error as provided in this Contract.
ARTICLE 4 — SUBROGATION
The Company hereby agrees to enforce such subrogation rights as it may obtain by virtue of payments made under its policies, but in case the Company shall refuse or neglect to do so, the Reinsurers are hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders or otherwise to enforce such rights.
The expense of any subrogation proceedings brought by the Company or the Reinsurers to enforce such rights shall be apportioned between the Company and the Reinsurers in the ratio of their respective interests in the total subrogation recovery but in the event there is a failure to make a subrogation recovery the expenses of the proceedings shall be apportioned between the Company and the Reinsurers in the ratio of their respective interests in the total loss.
All subrogation recoveries made by either party subsequent to payments made by the Reinsurers under this Contract shall be applied as if made prior to said payments and all necessary adjustments shall be made between the Company and the Reinsurers as soon as practicable after said subrogation recovery is made.
The Company shall have the right, before the happening of the accident or occurrence, to waive its right of subrogation.

ARTICLE 5 — TAX CLAUSE
In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction in respect of the premium hereon when making tax returns, other than Income or Profits tax returns, to any State or to the District of Columbia.
ARTICLE 6 — PAYMENTS UNDER THIS CONTRACT
All payments under this Contract by either party hereto shall be made in New York or Boston in United States currency.
ARTICLE 7 — ACCESS TO COMPANY’S RECORDS
The Reinsurers or their duly appointed representatives shall at reasonable times, have free access to all books and records of the Company and of its agents or attorneys for the purpose of obtaining any information concerning this reinsurance or the subject matter hereof.
ARTICLE 8 — INSOLVENCY CLAUSE
The reinsurance provided by this Contract shall be payable by the Reinsurers directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contracts reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of each claim against the Company on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company, its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurers shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Company solely as a result of the defense undertaken by the Reinsurers. This reinsurance shall be payable as hereinbefore in this paragraph provided except as otherwise provided by Section 315 (relating to Fidelity and Surety Risks) of the Insurance Law of New York or except (a) where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Reinsurers with the consent of the direct insured or insureds have assumed such policy obligations of the Reinsurers to the payees under such policies and in substitution for the obligations of the Company to such payees.
ARTICLE 9 — ARBITRATION
In the event of any dispute or difference of opinion, arising with respect to this Contract, it is hereby agreed that such dispute or difference of opinion shall be submitted to arbitration, under Massachusetts General Law (Ter. Ed.), Chapter 251, one arbiter to be chosen by the Company, one by the Reinsurers, and a third arbiter to be chosen by the two arbiters before they enter upon arbitration. The arbiters are relieved of all judicial formalities and may abstain from following strict rules of evidence. The award of a majority of the arbiters shall be reported to the Superior Court, County of Suffolk, Commonwealth of Massachusetts, within one year after the submission or within such further time as the court may allow, and final judgement thereon shall be binding upon both parties. Each party shall bear the expense of its own arbiter and shall jointly and equally bear with the other the expenses of the third arbiter and of the arbitration. Any such arbitration shall take place at Boston, Massachusetts, unless some other location is mutually agreed upon.
ARTICLE 10 — OFFSET CLAUSE
Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other (or, if more than one, any other) party hereto under this Contract or under any other reinsurance agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due or to become due to the former from the latter under the same or any other reinsurance agreement between them; and the party asserting the right of offset shall have and may exercise such right whether the balance or balances due or to become due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity, whether as assuming insurer or as ceding insurer, in which each party acted under the agreement or, if more than one, the different agreements involved.
ARTICLE 11 — LOSS RESERVES
(Applies only to those Reinsurers who do not qualify for credit by any State or any other governmental authority having jurisdiction over the Company’s loss reserves.)
As regards policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the Insurance Department or set up on its books reserves for losses which it shall be required to set up by law it will forward to the Reinsurers a statement showing the proportion of such loss reserves which is applicable to them. The Reinsurers hereby agree that they will apply for and secure delivery to the Company a clean irrevocable Letter of Credit issued by any bank in the United States acceptable to the governmental authority having jurisdiction over the Company’s loss reserves in an amount equal to Reinsurers’ proportion of said loss reserves.
The Company agrees to use and apply any amounts which it may draw upon such credit for the following purposes only:
(a)	To pay the Reinsurers’ share or to reimburse the Company for the Reinsurers’ share of any liability for loss reinsured by this Agreement.

(b)	To make refund of any sum which is in excess of the actual amount required to pay Reinsurers’ share of any liability reinsured by this Agreement.

ARTICLE 12 — COMMENCEMENT AND TERMINATION
This Contract applies only to accidents or occurrences happening during its effective period. This Contract is effective at midnight, December 18, 1974 Standard Time at Boston, Massachusetts and shall remain in force continuously unless terminated at midnight on any subsequent December 31 by either party giving the other at least three months prior notice of cancellation. Otherwise, this Contract may be cancelled only by mutual consent, or if required by law or by administrative order.
ARTICLE 13 — REINSURANCE INTERMEDIARY DESIGNATION
Holborn Agency Corporation is hereby recognized as the broker negotiating this Contract, All communications relating to this Contract transmitted by the Company to Holborn Agency Corporation at its business address in New York, New York shall be deemed to have been transmitted to the Reinsurer.
ARTICLE 14 — INTERPRETATION
The validity and interpretation of this Contract and of each Article and part thereof shall be governed by the Law of the Commonwealth of Massachusetts.
IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in duplicate this 7th day of April 1975, in Indianapolis, Indiana

AMERICAN UNION INSURANCE COMPANY OF NEW YORK
BY:	/s/
TITLE:

and in Boston, Massachusetts this 28th day of February, 1975

LIBERTY MUTUAL INSURANCE COMPANY
/s/
Vice President

LIBERTY MUTUAL FIRE INSURANCE COMPANY
/s/
Assistant Secretary

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EXHIBIT A
EXCESS OF LOSS REINSURANCE OF GENERAL LIABILITY
SECTION 1 — COVERAGE
The Reinsurers hereby reinsure the Company, subject to the provisions and conditions herein contained, in respect of liability which may accrue to the Company under any contracts of insurance or reinsurance (hereinafter referred to as obligations of the Company), but excluding liability in connection with the following classes of business or contracts:
Workmen’s Compensation and Employers’ liability insurance, but this exclusion shall not apply to Workmen’s Compensation or Employers’ Liability coverage given under public liability policies written by the Company.
Bankers’ and Brokers’ insurances or reinsurances issued by the Company meaning contracts issued to banks, trust companies, building and loan companies, safe deposit companies, investment companies, including investment trusts, finance companies, credit unions, stock or security brokers, or to similar financial institutions, insuring them against loss from the following hazards:
Infidelity of employees and/or partners
Unfaithful performance of duties by employees and/or partners
Loss of property in transit
Forgery or alteration of negotiable or other paper
Burglary, robbery, theft, false pretenses or fraud
Mysterious disappearance or misplacement of property
Loss of property from safe deposit boxes or other depositories
Damage to or destruction of money or securities
Counterfeiting of currency or securities
Motor Vehicle Physical Damage Insurance, but this exclusion shall not apply to motor vehicle property damage liability insurance.
Credit Insurance and/or Financial Guarantee.
Fire Insurance, including the coverages ordinarily written under Extended Coverage Endorsements.
Group Health, Disability, Hospital or Surgical Insurance, but this exclusion shall not apply to any loss due to two or more persons insured under one or more Group policies suffering bodily injuries, including death resulting therefrom, as a result of one accident or series of accidents arising out of one event.
Livestock Mortality Insurance.

Surety business, but this exclusion shall not apply to faithful performance bonds or public official bonds; provided, however, that the Reinsurers shall not be liable for any loss resulting from the insolvency of any firm, company, corporation or bank with which a guaranteed official has deposited funds in the course of his duties.
Insurance covering the liability of owners or operators of aircraft carrying passengers for hire for injuries to such passengers.
Contracts of insurance written on any cost-plus plan which provides for payment of the full amount of all losses, however great, by the policyholder. This exclusion shall not apply to contracts of Insurance, premiums for which are determined by a retrospective rating plan which provides for a specific maximum premium or a formula for determination of a maximum premium.
Contracts of liability insurance covering injuries to persons or property issued directly to class I railroads; but this exclusion shall not apply to railroad Protective Liability policies issued at the request of the Company’s policyholders doing work for or on the premises of such railroads.
Excess of Loss Reinsurance Contracts.
This Contract is subject to the Nuclear Incident Exclusion Clause — Liability — Reinsurance and the Nuclear Incident Exclusion Clause — Physical Damage — Reinsurance as attached hereto.
SECTION 2 — LIMIT OF LIABILITY
The Reinsurer shall be liable for ultimate net loss in excess of the sum of:
(a)	$20,500,000 of ultimate net loss each and every accident or occurrence in respect of business the subject matter of this Exhibit, and

(b)	$1,000,000 in the aggregate each calendar year of ultimate net loss the excess of $750,000 each accident or occurrence in respect of business the subject matter of the Company’s First Excess Workmen’s Compensation Reinsurance Contract and/or First Excess General Excess Reinsurance Contract (it being agreed that such $1,000,000 aggregate shall apply, in each calendar year, in order by date of accident or occurrence which, with respect to disease including death resulting therefrom, shall be deemed to be the date assigned to the first claim of a series of claims in a calendar year)
subject to a limit of $10,000,000 on account of each and every accident or occurrence.

It is also agreed that subrogation expense incurred shall be paid in addition to the applicable limits of liability set forth in this Section 2, on the basis provided in Article 4 of the Contract.
For purposes of this Exhibit it is agreed, that the Company’s limit of liability under any and all policies of accident insurances covering any one individual shall be considered as not exceeding $100,000. Subject to this agreement and subject to the limits set forth in this Section 2 it is agreed that the Company is reinsured hereunder for the excess of the amounts set forth in this Section 2 of ultimate net loss any one accident, or series of accidents arising out of one event involving more than one person covered under such policies issued by the Company.
SECTION 3 — ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Exhibit shall mean the amount actually paid by the Company (including loss adjustment expenses, attorneys’ fees and other costs of investigation or litigation) in settlement or payment of claims or judgements arising from each and every loss for which the Company is or may be found liable under its contracts of insurance or reinsurance, less salvage and subrogation recoveries and amounts recovered or recoverable under pooling agreements or other reinsurances; provided, however, that in the event of the insolvency of the Company, “Ultimate Net Loss” shall mean the amount of loss (including loss adjustment expenses, attorneys’ fees and other costs of investigation or litigation) which the Company has incurred or for which it is liable, and payment by the Reinsurers shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of Article 8 of this Contract. Salaries and expenses of employees of the Company shall not be included in ascertaining ultimate net loss. Nothing in this paragraph shall be construed to limit the ultimate net loss of the Company in the event of a judgement against the Company in excess of the limits of the Company’s liability as stated in its policies concerned, subject always to the limit of this Contract. It is further agreed that amounts recoverable under the following reinsurances shall be disregarded in ascertaining ultimate net loss:
1.	Any reinsurance providing a retention below $750,000 but only as regards the difference between the retention under such reinsurance and $750,000.

2.	The reinsurance provided in the Company’s underlying layers of excess reinsurance as respects the subject matter of this Exhibit plus $1,000,000 in the aggregate each calendar year of ultimate net loss the excess of $750,000 each accident or occurrence in respect of business the subject matter of this Exhibit and/or Exhibit B.

SECTION 4 — DEFINITION OF “EACH AND EVERY ACCIDENT OR OCCURRENCE”
The term “each and every accident or occurrence” as used in this Exhibit is defined as follows according to the class or risk involved:
A.	Products Public Liability (Excluding Completed Operations)

All injury or damage caused to persons or property by any manufactured, prepared or acquired lot of goods or products.

B.	Fidelity and Forgery

All losses resulting from any fraudulent or dishonest act or omission or series thereof on the part of any one person or of several persons acting in collusion (whether employees or not) and irrespective of the number of the Company’s obligations involved; provided, that in the case of any loss involving two or more persons acting in collusion, losses resulting from separate acts or omissions on the part of each such person shall be included as part of such loss.
1.	It is agreed that each and every loss occurring prior to midnight on the date of termination of this Contract and discovered not later than three years after such termination (excluding only any loss which occurred wholly prior to midnight, December 18, 1974) shall be recoverable under this Contract.

2.	It is further agreed that each and every loss resulting from a series of acts or omissions, some prior to and some subsequent to midnight, December 18, 1974, shall be regarded as a loss wholly under this Contract.
C.	Liability Insurance Written Subject to an Aggregate Limit

As respects each and every liability insurance policy issued by the Company which contains one or more aggregate limits of liability on a policy year basis, and as respects each such aggregate limit under each policy, the aggregate amount of all losses occurring during one policy year. Where the Company issues more than one such policy to the same policyholder such policies shall together be treated as though they were one policy. Losses under such policies shall for the purposes of this Reinsurance Contract be deemed to have occurred in the calendar year in which the inception date of the policy falls, except that as respects such policies issued for a period in excess of twelve months, losses for the first twelve month period shall be deemed to have occurred in the calendar year in which the inception date of the policy falls and losses for each succeeding twelve month period or part thereof shall be deemed to have occurred in the calendar year in which the anniversary date of the policy starting such period falls.

D.	All other classes or risks covered hereunder (including completed operations), all injuries to persons and all loss of, injury to or destruction of property resulting from each accident or loss, or from each series of accidents or losses proximately arising out of or following on any one cause or event.
SECTION 5 — CLAIMS AGAINST REINSURERS
The Company shall be the sole judge as to what claims are covered under its policies, and all loss settlements made and all judgements paid by the Company, provided they are within the terms and conditions of this Exhibit, shall be unconditionally binding upon the Reinsurers and amounts falling to the share of the Reinsurers shall be immediately due and payable by them upon reasonable evidence of the amount paid being given by the Company. Nevertheless, it is understood and agreed that in the event of a loss hereunder or of an event or happening likely to result in a loss hereunder, the Reinsurers shall have the right, if they so elect, to cooperate with the Company in the defense or settlement of original losses under its obligations.
All settlements of losses effected by the Company shall be binding upon the Reinsurers, and the Reinsurers shall be liable for their proportion thereof.
It is agreed that if the Company so requests, the Reinsurers will handle at the Company’s expense, investigation, loss adjustment and litigation outside the United States and Canada on claims or losses under the Company’s obligations covered hereunder. Any expenses so incurred shall be included in calculating the Company’s ultimate net loss as provided in Section 3 hereof.
This Exhibit A is attached to and forms part of the Workmen’s Compensation and General Liability Eighth Excess of Loss Reinsurance Contract issued to LIBERTY MUTUAL INSURANCE COMPANY and LIBERTY MUTUAL FIRE INSURANCE COMPANY.
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EXHIBIT B
EXCESS OF LOSS REINSURANCE OF WORKMEN’S COMPENSATION
SECTION 1 — COVERAGE
The Reinsurers hereby reinsure the Company in respect of the liability of the Company, under policies (the premium for which is classified by the Company, for internal purposes, as “Workmen’s Compensation” or “Employers’ Liability”) by which the Company insures the liability of employers under law or contract which imposes liability upon such employer for injury, sickness or disease, including death resulting therefrom, sustained by his employees.
SECTION 2 — LIMITS OF LIABILITY
The Reinsurers shall be liable for ultimate net loss in excess of the sum of:
(a)	$20,500,000 of ultimate net loss each and every accident or occurrence in respect of business the subject matter of this Exhibit, and

(b)	$1,000,000 in the aggregate each calendar year of ultimate net loss the excess of $750,000 each accident or occurrence in respect of business the subject matter of the Company’s First Excess Workmen’s Compensation Reinsurance Contract and/or First Excess General Excess Reinsurance Contract (it being agreed that such $1,000,000 aggregate shall apply, in each calendar year, in order by date of accident or occurrence which, with respect to disease including death resulting therefrom, shall be deemed to be the date assigned to the first claim of a series of claims in a calendar year)
subject to a limit of $10,000,000 on account of each and every accident or occurrence.
It is also agreed that subrogation expense incurred shall be paid in addition to the applicable limits of liability set forth in this Section 2, on the basis provided in Article 4 of the Contract.
SECTION 3 — ULTIMATE NET LOSS
The term “ultimate net loss” as used in this Exhibit means the amount actually paid by the Company (including but not limited to medical losses, interests, costs and allocated claim expense) in respect of claims arising from any one accident or occurrence, for which the Company is or may be found liable, after making proper deductions for amounts paid or due under other reinsurance, subrogation recoveries, overpayments collected, and refunds to the Company from the New York Aggregate Trust Fund, second injury funds and other such funds; provided, however, that in the event of the insolvency of the Company, “ultimate net loss” as used in this Exhibit means the amount of loss (including but not limited to medical losses, interest, costs and allocated claim expense) in respect of claims arising from any one accident or occurrence which the Company has incurred or for which it is liable, and payment by the Reinsurers shall be made to the liquidator, receiver or statutory successor of the

Company in accordance with the provisions of Article 8 of this Contract. Expenses for salaried employees of the Company incurred in litigation and the investigation or adjustment of claims or suits and subrogation expense referred to in Article 4 shall be disregarded in ascertaining ultimate net loss. Nothing in this paragraph shall be construed to limit the ultimate net loss of the Company in the event of a judgement against the Company in excess of the limits of the Company’s liability as stated in its policies concerned, subject always to the limit of this Contract. It is further agreed that amounts recoverable under the following reinsurances shall be disregarded in ascertaining ultimate net loss.
1.	Any reinsurance providing a retention below $750,000 but only as regards the difference between the retention under such reinsurance and $750,000.

2.	The reinsurance provided in the Company’s underlying layers of excess reinsurance as respects the subject matter of this Exhibit plus $1,000,000 in the aggregate each calendar year of ultimate net loss the excess of $750,000 each accident or occurrence in respect of business the subject matter of this Exhibit and/or Exhibit A, and, as regards “Special Group Risks” as defined in the Company’s First Excess Workmen’s Compensation reinsurance contract, $2,250,000 (plus a further indeterminate amount not to exceed $1,000,000 in any calendar year) the excess of $250,000 in respect of each and every accident or occurrence.
SECTION 4 — EXCLUSIONS
This Exhibit does not apply:
A.	To excess of loss reinsurance contracts.

B.	To the following occupations, employments or risks (except when not disclosed to the Company, when incidental to a non-excluded risk (the Company to be the sole judge of what is incidental) or when insured through voluntary or statutory pools or assigned risk plans):
1.	The navigation and operation of vessels on the high seas in foreign commerce;

2.	Underground coal mining;

3.	Fireworks manufacturing;

4.	Fuse manufacturing;

5.	Explosive risks, viz.,
(a)	Manufacture of any explosive substance intended for use as an explosive;

(b)	Manufacture of any product, other than Fireworks and Fuses, in which any such explosive substance is an ingredient;

(c)	The loading of any such explosive substance into containers for use as explosive objects, propellant charges or detonating devices, and the incidental storage thereof;

(d)	Handling transportation or storage of any such explosive substance intended solely for war purposes.
C.	To any accident or occurrence as to which the Company is entitled to recover the full amount of the loss under an insurance policy written on a cost-plus plan, that is to say, a plan which provides for the payment of the full amount of all losses, however great, by the policyholder. This exclusion does not apply to bar recovery from the Reinsurers with respect to accidents or occurrences under retrospectively-rated policies.
SECTION 5 — DEFINITIONS
As used in this Exhibit the following terms shall have the meanings stated herein:
A.	“Policies”. Policies, contracts, endorsements or binders, including but not limited to those by which the Company undertakes to offer and pay “voluntary compensation” benefits, those by which the Company undertakes to make payments to augment compensation benefits, those by which the Company affords reinsurance or excess insurance to Workmen’s Compensation or Employers’ Liability risks and those by which the Company undertakes to participate in voluntary or statutory Pools or assigned-risk plans.

B.	“Explosive Substance”. Any substance manufactured for the express purpose of exploding as differentiated from commodities used industrially and which are only incidentally explosive — such as gasoline, celluloid, fuel gases and dyestuffs.

C.	“Accident or Occurrence”. Any one accident or occurrence or, if a series of accidents or occurrences arising out of one event, such series of accidents or occurrences provided, however, that with respect to disease, including death resulting therefrom, the terms “accident or occurrence” and “series of accidents or occurrences” shall mean the claim or series of claims for which the Company may be liable, on account of diseases or deaths resulting therefrom, assigned by the Company to each calendar year of coverage under any one policy or renewals thereof. In making such assignments the Company will be bound by the following principles:
1.	If liability is placed solely upon the employer or insurer as of the date the claimant’s disability commences or becomes manifest and that date is within a period of coverage under an applicable policy issued by the Company, the claim is to be assigned to the calendar year of such date;

2.	If assignment is not made on the basis stated in the preceding subparagraph the claim is to be assigned to the calendar year of the date of the claimant’s last injurious exposure during a period of coverage under an applicable policy issued by the Company.

It is also agreed that disease cases which are not chargeable to this Contract under the above principals and which are not chargeable to a previous reinsurance contract shall be charged to this Contract and be treated as an accident occurring during 1975.

Notwithstanding anything to the contrary above set forth it is agreed that as to any policyholder to whom the Company issues disease coverage which is in effect for only 12 consecutive months or less all of the Company’s losses on accout of disease claims will be charged for the purpose of this reinsurance to the calendar year which includes the date the Company’s disease coverage became effective.

Notwithstanding the foregoing, where a policyholder requests that it be issued two or more policies in circumstances where applicable manual rules permit the issuance of a single policy, such policies shall be regarded as a single policy for purposes of assigning disease claims to calendar year coverage.
SECTION 6 — NOTICE TO REINSURERS
As soon as practicable after it appears probable that the Company’s ultimate net loss on account of any one accident or occurrence will exceed the amount above which the Reinsurers are liable under this Exhibit the Company shall notify the Reinsurers and provide them full information relative thereto, and copies of all papers that may be desired by them, and the Reinsurers shall be given every opportunity to participate in the defense of any such suit, proceeding or claim at their own expense.
SECTION 7 — PAYMENT BY THE COMPANY
The Company shall be the sole judge as to what claims are covered under its policies, as to the liability of the Company therefor and as to the amounts which the Company should pay thereon, and the Reinsurers shall be bound by the judgement of the Company as to such matters.
All settlements of losses effected by the Company shall be binding upon the Reinsurers, and the Reinsurers shall be liable for their proportion thereof.
SECTION 8 — CLAIMS AGAINST REINSURERS
The Company shall, within 12 months after it has paid any amount of ultimate net loss for which the Reinsurers may be liable under this Exhibit, submit to the Reinsurers a definite claim for such amount. If any subsequent losses shall be paid by the Company on account of the same accident or occurrence, additional claims hereunder shall be similarly made from time to time. Losses shall be due and payable by the Reinsurers within 15 days after claim hereunder is proved.
All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Exhibit shall be applied as if recovered or received prior to the said settlement and all necessary adjustments shall be made by the parties hereto.

SECTION 9 — COMMUTATION
A.	At any time subsequent to two years after the date of notice to the Reinsurers of an accident or occurrence which may involve this Exhibit, representatives of the parties shall, at the request of either of them, meet in Boston, Massachusetts, for the purpose of appraising the Reinsurers’ ultimate liability to the Company under this Exhibit on account of the claims resulting from such accident or occurrence. The value of the Company’s incurred losses from such claims shall be calculated as of a date certain not more than 45 days after the date the appraisal begins. In such calculation, the value of each case as of, such date shall be determined with the discount figured at 2 1/2% per annum and by the use of the latest available remarriage, survivorship, and mortality tables to determine probabities of remarriage and normal life expectancies.

B.	If the parties agree as to the amount of the Reinsurers’ ultimate liability to the Company on account of the claims resulting from such accident or occurrence, the Reinsurers shall, on or before the date as of which the claims were valued, redeem their liability hereunder by the payment of such amount to the Company.

C.	If the parties cannot, at such first appraisal, reach an agreement as to the amount of the Reinsurers’ ultimate liability to the Company on account of such accident or occurrence, settlement hereunder shall be deferred for one year, when a second appraisal of the amount due the Company from the Reinsurers shall be made in accordance with the provisions of Paragraph A of this Section. If the parties then agree as to the amount of the Reinsurers’ ultimate liability to the Company on account of such accident or occurrence, settlement shall be made as outlined in Paragraph B of this Section.

D.	If the parties do not reach an agreement as a result of the second appraisal, settlement hereunder shall be deferred for another year, at the end of which a third and last such appraisal of the Reinsurers’ ultimate liability to the Company shall be made. If, as a result of such appraisal, the parties agree on the amount of the Reinsurers’ ultimate liability to the Company, settlement will be made as provided in Paragraph B of this Section. If they do not reach an agreement as a result of such third appraisal, the amount of the Reinsurers’ liability to the Company on account of such accident or occurrence shall promptly be determined by arbitration, in accordance with Article 9 of the Contract. The arbitrators in determining the value of the claims against the Company on account of such accident or occurrence, shall follow the provisions of Paragraph A of this Section. The amount, if any, determined by the arbitration to be due the Company from the Reinsurers shall be paid in the manner provided in Paragraph B of this Section.
This Exhibit B is attached to and forms part of the Workmen’s Compensation and General Liability Eighth Excess of Loss Reinsurance Contract issued to LIBERTY MUTUAL INSURANCE COMPANY and LIBERTY MUTUAL FIRE INSURANCE COMPANY.
JNGjr/z — 1/27/75

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE
(1)	This Agreement does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this Agreement all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.
I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies ( liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this Agreement the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.

It is agreed that the policy does not apply;
I.	Under any Liability Coverage, to injury, sickness, disease, death or destruction
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, to expenses incurred with respect to bodily injury, sickness, disease or death resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to injury, sickness, disease, death or destruction resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the injury, sickness, disease, death or destruction arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.
IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissonable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Broad Exclusion Provision set out above;
provided this paragraph (3) shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

It is further provided that original liability policies affording coverages described in this paragraph (3), (other than those policies and coverages described in (i) and (ii) above), which become effective before 1st May, 1960, and do not contain the Broad Exclusion Provision set out above, but which contain the Broad Exclusion Provision set out in N.M.A. 1118, shall be construed as if incorporating such portions of the Broad Exclusion Provision set out above as are more liberal to the holders of such policies•
(4)	Without in any way restricting the operation of paragraph (1) of this clause it is understood and agreed that original liability policies of the Reassured, for those classes of policies
(a)	described in Clause II of paragraph (2) effective before 1st June, 1958, or

(b)	described in paragraph (3) effective before 1st March, 1958, shall be free until their natural expiry dates or 1st June, 1963, whichever first occurs, from the application of the other provisions of this Clause.

(5)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions actually used on such policies by the Reassured; provided that if the Reassured shall fail to include such Exclusion Provisions in any such policy where it is legally permitted to do so, such policy shall be deemed to include such Exclusion Provisions.

NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE
1.	This Agreement does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks,
2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Agreement does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate
(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after January 1, 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Agreement does not cover any loss or liability by radio-active contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole Judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site.
NOTE:

Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that
(a)	all policies issued by the Reassured on or before December 31, 1957 shall be free from the application of the other provisions of this Clause until expiry date or December 31, 1960 whichever first occurs whereupon all the provisions of this Clause shall apply,

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before December 31, 1958 shall be free from the application of the other provisions of this Clause until expiry date or December 31, 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

ENDORSEMENT NO.1
to
AMERICAN UNION INSURANCE COMPANY OF NEW YORK’S
WORKMEN’S COMPENSATION AND GENERAL LIABILITY
EIGHTH EXCESS OF LOSS REINSURANCE CONTRACT
issued to
LIBERTY MUTUAL INSURANCE COMPANY
and
LIBERTY MUTUAL FIRE INSURANCE COMPANY
Both of BOSTON, MASSACHUSETTS
     It is understood and agreed that this Contract, which became effective December 18, 1974, is cancelled and replaced as of midnight, December 31, 1975. The Reinsurer shall continue to remain liable for all loss occurrences prior to the effective date of termination.
     All other terms and conditions remain unchanged.
IN WITNESS HEREOF the American Union Insurance Company of New York, Indianapolis, Indiana has set its signature.
Signed in Indianapolis, Indiana this 31st day of May, 1977.

AMERICAN UNION INSURANCE COMPANY OF NEW YORK
BY:	/s/
TITLE: ASST. SECRETARY

and in Boston, Massachusetts this 18th day of August, 1977.

LIBERTY MUTUAL INSURANCE COMPANY
/s/
VICE PRESIDENT

LIBERTY MUTUAL FIRE INSURANCE COMPANY
/s/
ASSISTANT SECRETARY

JNGjr/jb 4/4/77